Exhibit 99.1

CBTX, Inc. Announces Resumption of Share Repurchase Program and Authorization of New Share Repurchase Program

HOUSTON, Texas (September 9, 2020) – CBTX, Inc. (Nasdaq: CBTX), or the Company, the bank holding company for CommunityBank of Texas N.A., today announced the resumption of its share repurchase program. The share repurchase program that commenced in July of 2019 allows for the repurchase of up to $40 million of the Company’s common stock through September 30, 2020.  Repurchases under this program were temporarily suspended in March of 2020 in light of the uncertainties presented by the COVID-19 pandemic and surrounding events.

The Company further announced that its Board of Directors authorized a new share repurchase program under which the Company may repurchase up to $40 million of the Company’s common stock beginning after the close of business on September 30, 2020 through September 30, 2021.

Repurchases under the existing and newly authorized program may be made from time to time at the Company’s discretion in open market transactions, through block trades, in privately negotiated transactions, and pursuant to any trading plan that may be adopted by the Company’s management in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, or otherwise. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, market conditions, and other corporate liquidity requirements and priorities. The repurchase program does not obligate the Company to acquire a specific dollar amount or number of shares and may be modified, suspended or discontinued at any time.

About CBTX, Inc.

CBTX, Inc. is the bank holding company for CommunityBank of Texas, N.A., a $3.9 billion asset bank offering commercial banking solutions to small and mid-sized businesses and professionals in Houston, Dallas, Beaumont and surrounding communities in Texas. Visit www.communitybankoftx.com for more information.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which may be identified by conditional or future language such as the word “will”, among others. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including risks and factors related to our financial performance and results of operations, regulatory risks, interest rate risks, economic risks related to the impact of the novel coronavirus (including risks related to our customers’ ability to pay, our ability to borrow, and the impact of a resultant recession generally), and other hazards such as weather conditions, other pandemics, acts of war or terrorist acts and the governmental or military response thereto, and those additional risks and factors set forth from time to time in the documents filed or furnished by CBTX, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and CBTX, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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Investor Relations:	Media Contact:

Justin M. Long	Ashley Warren
281.325.5013	713.210.7622
investors@CBoTX.com	awarren@CBoTX.com